Exhibit 10.1

December 30, 2008

Mr. Gary Langford

627 Lake Drive

Salisbury, NC 28144

Dear Mr. Langford:

On behalf of Nexxus Lighting, Inc. (the “Company”) I am pleased to extend this offer of employment with the Executive Management team.

Position:	Chief Financial Officer

Reports to:	Mike Bauer, President & CEO

Official Start Date:	Monday, January 5, 2009

Your Core Compensation will consist of an annual base salary of $150,000 (paid bi-weekly via direct deposit) and a monthly car allowance of $800. In addition to your Core Compensation, you are also eligible for a bonus of up to 30% of your base salary if you and the Company meet certain performance levels:

The bonus is segmented into two parts:

1)	Company bonus represents a potential 70% of your total bonus potential. If the Company meets it overall net profit goal for the year, then you will earn the bonus.

2)	Individual Goals and Objectives are defined below and represent the additional 30% of your total bonus potential:

a.	Manage overall operating expenses budget (G&A, S&M, R&D) to not exceed target operating expense budget for 2009.

b.	Operating Income - To be determined based upon approval of Compensation Committee

c.	Working Capital - To be determined based upon approval of Compensation Committee

d.	Cash Flow - To be determined based upon approval of Compensation Committee

Your employment offer also includes eligibility for a total of 40,000 stock options which will vest according to the following schedule:

1)	10,000 options priced on date of employment and vest over a three year period according to the Company’s Stock Option Plan.

2)	30,000 Options priced on date of employment and vested on March 31, 2010 based upon achieving 2009 net profit target.

As part of the Nexxus Lighting Executive Management team you will be eligible for future Stock Option grants based on performance. All stock options shall be subject to the terms and conditions of the Company’s Stock Option Plan pursuant to which the options are granted and shall be conditioned upon Employee’s execution of a stock option agreement with Employer in the form specified by the Compensation Committee.

Notwithstanding anything to the contrary in this Agreement, express or implied, your employment is for an unspecified term and either you or the company may terminate your employment at will and with or without Cause (as defined below) or notice at any time for any reason; provided, however that you agree to provide the Company with ninety (90) days advance written notice of your resignation during which time the Company may elect, in its discretion, to relieve you of all duties and responsibilities). This at-will aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and an authorized Officer of the Company. If your employment is terminated by the Company for any reason other than Cause (as defined below), you shall receive (i) twelve months base salary payable in accordance with the customary payroll practices of the Company over the twelve month period immediately following the date of termination, (ii) any unpaid reimbursable expenses outstanding as of the date of termination and (iii) payment for accrued and unused benefits as of the date of termination such as PTO (paid time off). In the event of a termination of your employment by the company for Cause (as defined below), you shall receive unpaid base salary through, and any unpaid reimbursable expenses outstanding as of, the date of termination and payment for accrued and unused benefits as of the date of termination such as PTO (paid time off).

“Cause” shall be limited to the following: (i) your refusal to perform your duties in a satisfactory manner; (ii) dishonesty or other acts by you that adversely affect the Company; (iii) a violation of the Company’s policies or practices which justify immediate termination; (iv) arrest or conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; or (v) the commission by you of any act which could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates.

You also agree to provide the Company with at least ninety (90) days prior written notice of your intent to terminate your employment (“Termination Notice Period”). Failure to provide such notice terminates your entitlement to payment for accrued, unused benefits, such as PTO (paid time off). In the event of a termination of your employment by you, you shall receive unpaid base salary through, and any unpaid reimbursable expenses outstanding as of, the date of termination and payment for accrued an unused benefits as of the date of termination such as PTO (paid time off). The Company reserves the right to terminate you before the end of the Termination Notice Period provided that; you shall receive the base salary that you would have received from the date of the last payroll payment to the end of the Termination Notice Period and any unpaid reimbursable expenses outstanding as of the date of the termination and payment for accrued and unused benefits as of the date of termination such as PTO (paid time off). During the Termination Notice Period, you agree to provide services under this Agreement using your best efforts.

As a full- time employee you have the opportunity to participate in all benefit programs offered to employees once you have satisfied the eligibility period. You will be eligible to enroll in our group medical insurance, group dental insurance, life/AD&D, short-term and long-term disability insurance. The Company also offers a 401K retirement plan which you will be eligible to join after one year of employment. You will begin to accrue PTO (paid time off) beginning January 31, 2009 at a rate of 12.00 hours per month. A summary of benefits is enclosed with this offer.

Your employment is contingent upon the approval of the Compensation Committee of the Board of Directors, and the successful completion of references, a pre-employment drug screen and background check, which includes a credit check. If the drug test comes back positive for the evidence of an illegal substance or if your background check returns unfavorably, for example, with a felony conviction not identified on your employment application or if there are concerns with your credit report, the Company will have the right to rescind its offer.

Finally, your acceptance of our offer will require that you acknowledge and sign both a confidentiality and a non-compete (fiber optic and LED) agreement.

On behalf of our entire management team we look forward to your accepting our offer and becoming an integral member of the Nexxus Lighting, Inc. Executive Management Team.

Sincerely,

/s/ Michael A. Bauer
Michael A. Bauer
President and Chief Executive Officer

Accepted:

/s/ Gary Langford	December 30, 2008
Gary Langford	Date